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                                                                    EXHIBIT 99.1


                  METAL MANAGEMENT ANNOUNCES NASDAQ STATUS

CHICAGO, Illinois -- January 11, 1999 -- Metal Management, Inc. (NASDAQ symbol-MTLM) ("Metal Management", "MTLM", or the "Company") today announced that it has received notification from the NASDAQ Stock Market that it intends to delist the Company's common stock from the NASDAQ Stock Market, effective January 15, 1999, due to the Company's failure to maintain compliance with NASDAQ's alternative listing Maintenance Standards, by failing either to meet NASDAQ's net tangible asset requirement or to maintain the minimum bid price of its common stock at or above $5 per share.

Metal Management said it will appeal NASDAQ's decision in accordance with NASDAQ procedures, initially by requesting a hearing. Such a hearing would likely be scheduled during the first calendar quarter of 1999. Until a decision is made by NASDAQ's Listings Hearings Department, the Company's common stock will remain listed on the National Market System of NASDAQ. Metal Management also intends to explore other listing alternatives pending its appeal with NASDAQ. If Metal Management is not successful in its appeal, its common stock will continue to trade on the over the counter market or on another appropriate trading exchange or market.

Metal Management has recently initiated a number of measures that are expected to improve its ability to comply with NASDAQ's listing requirements. In addition, Metal Management expects significant improvements to occur in the market for scrap metal in the first calendar quarter of 1999, which it believes would further enhance both its liquidity and its ability to comply with NASDAQ's listing requirements.

Metal Management is one of the largest and fastest-growing full service metal recyclers in the United States, with approximately 60 recycling facilities in 15 states and estimated annualized gross revenues of more than $1-billion. Metal Management is primarily engaged in the collection and processing of ferrous and non-ferrous metals for resale to metals brokers, steel producers, and producers and processors of other metals.

This news release contains forward-looking statements. There can be no assurance as to when a decision will be reached by NASDAQ's Listings Hearings Department or that such decision will be favorable to the Company. An unfavorable decision will result in the immediate delisting of the Company's common stock irrespective of the Company's ability to appeal such a decision.